Exhibit A

AGREEMENT

The undersigned agree that this Schedule 13D, dated October 29, 2018, relating to the Class A Common Stock of Bluerock Residential Growth Reit, Inc. shall be filed on behalf of the undersigned.

October 29, 2018
(Date)

Harbert Special Opportunity Fund, LP

By:	Harbert Special Opportunity Fund GP, LLC, its General Partner

By:	Harbert Management Corporation, its Managing Member

By:	/s/ John McCullough
Executive Vice President and General Counsel

Harbert Special Opportunity Fund GP, LLC

By:	Harbert Management Corporation, its Managing Member

By:	/s/ John McCullough
Executive Vice President and General Counsel

Harbert Fund Advisors, Inc.

By:	/s/ John McCullough
Executive Vice President and General Counsel

Harbert Management Corporation

By:	/s/ John McCullough
Executive Vice President and General Counsel

/s/ Jack Bryant
Jack Bryant

/s/ Todd N. Jordan
Todd N. Jordan

/s/ Raymond Harbert
Raymond Harbert